UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERSEAS SHIPHOLDING GROUP, INC.
666 THIRD AVENUE, NEW YORK, N.Y. 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2007

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Overseas Shipholding Group, Inc., which will be held at the corporate headquarters of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 5, 2007, at 2:00 P.M.

The meeting will be held for the following purposes:

(l)            To elect thirteen directors, each for a term of one year;

(2)         To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the year 2007;

(3)         To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 16, 2007 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation’s offices, 666 Third Avenue, Fifth Floor, New York, N.Y.

Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation’s receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,
JAMES I. EDELSON
General Counsel and Secretary

New York, N.Y.
April 30, 2007

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
666 Third Avenue, New York, N.Y. 10017

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders to be held on June 5, 2007. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Only stockholders of record at the close of business on April 16, 2007 (the “record date”) will be entitled to vote at the Annual Meeting. The Corporation has one class of voting securities, its Common Stock, of which 38,316,488 shares were outstanding on the record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 2007.

ELECTION OF DIRECTORS

The thirteen nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Nominating Committee. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation’s Common Stock of which each nominee, and all directors, nominees and executive officers as a group, were the “beneficial owners” (as defined in regulations of the Securities and Exchange Commission (the “SEC”)) on the record date, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Nominees:
Morten Arntzen, 52	President and Chief Executive Officer of the Corporation.	2004	239,634	(b)	0.6%
Oudi Recanati, 57	Director of companies.	1996	3,172,593	(c)(d)(l)	8.3%
G. Allen Andreas III, 37	Director, Delaware Street Capital, LLC, investment management company.	2004	7,500	(d)(e)	—
Alan R. Batkin, 62	Vice Chairman of Eton Park Capital Management, L.P., global, multi-disciplinary investment firm.	1999	6,000	(d)(f)	—
Thomas B. Coleman, 64	Chief Executive Officer of International-Matex Tank Terminals, deep water bulk liquid terminals and logistics.	2003	9,500	(d)(g)	—
Charles A. Fribourg, 50	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of ContiGroup Companies, Inc.	2000	17,558	(d)(h)	—
Stanley Komaroff, 72	Senior Advisor, Henry Schein, Inc., distributor of healthcare products and services.	1993	4,924	(d)(i)	—
Solomon N. Merkin, 50	President, Leib Merkin, Inc., private investment company.	1989	10,000	(d)(f)	—
Joel I. Picket, 68	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	4,000	(d)(j)	—
Ariel Recanati, 43	President, Maritime Overseas Corporation, dry bulk shipping company.	1999	3,162,093	(d)(k)(l)	8.3%

Thomas F. Robards, 60	Principal, Robards & Company LLC, investment advising and consulting services.	2005	5,000	(m)	—
Jean-Paul Vettier, 62	Senior Advisor to First Reserve Corporation, a private equity firm, and Roland Berger Strategy Consultants, a consulting firm.	2006	2,500	(n)	—
Michael J. Zimmerman, 56	Chairman of the Board of the Corporation; Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and investments.(o)	2000	16,500	(d)(h)	—
All directors, nominees and executive officers as a group (23 persons)			3,616,305	(p)	9.4%

(a)           Includes the shares of Common Stock issuable within 60 days of April 16, 2007 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)          Includes 78,213 shares granted to Mr. Arntzen by the Corporation pursuant to restricted stock agreements which are subject to vesting restrictions on April 16, 2007. Also includes 123,531 shares of Common Stock issuable upon exercise of stock options.

(c)           Includes 3,085,446 shares as to which Mr. Oudi Recanati may be deemed to share the power to vote and dispose of under a stockholders agreement, dated as of April 16, 2003 among members of the Recanati family, as amended (the “Stockholders Agreement”); and 74,647 shares as to which he may be deemed to share the power to vote and dispose of  by virtue of  his positions as an officer and director of the Recanati Foundation. Also includes 12,500 shares of Common Stock issuable upon the exercise of stock options.

(d)          Does not include 2,039 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(e)           Consists of 7,500 shares of Common Stock issuable upon exercise of stock options.

(f)             Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(g)           Includes 8,500 shares of Common Stock issuable upon exercise of stock options.

(h)          Includes 11,500 shares of Common Stock issuable upon exercise of stock options.

(i)             Includes 4,000 shares of Common Stock issuable upon exercise of stock options.

(j)              Includes 3,000 shares of Common Stock issuable upon exercise of stock options.

(k)          Includes 3,085,446 shares of Common Stock as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (he may be deemed to share the power to dispose of only 2,565,571 of these shares); and 74,647 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 2,000 shares of Common Stock issuable upon exercise of stock options.

(l)             Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(m)      Consists of 5,000 shares of common stock issuable upon exercise of stock options. Does not include 1,012 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(n)          Includes 2,500 shares of Common Stock issuable upon exercise of stock options.

(o)          Mr. Zimmerman was elected as the nonexecutive Chairman of the Board of the Corporation in 2004.

(p)          Includes 237,693 shares of Common Stock issuable upon exercise of stock options. See Notes (b), (c), (e) through (k), (m) and (n) above.

Each director has been principally engaged in his present employment for the past five years, except: Mr. Morten Arntzen, who served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm serving the maritime industry, for more than five years prior to year end 2003; Mr. Oudi Recanati, who served as Chairman of Discount Bank and Trust Company from 1999 until June 2002; Mr. Andreas who served for more than five years prior to October 2004 as Vice President of Allen & Company, an  investment banking and asset management company; Mr. Batkin, who served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm, for more than five years prior to February 28, 2007; Mr. Komaroff, who served as Senior Partner of the law firm of Proskauer Rose LLP for more than five years prior to year end 2003; Mr. Merkin who served as Vice President of Leib Merkin Inc., a private investment company, for more than five years prior to August 2003; Mr. Ariel Recanati, who, until January 31, 2003, served as a Senior Vice President (since 1998) and Chief Strategic and Planning Officer of the Corporation (since 1999); Mr. Robards, who served as Senior Vice President and Chief Financial Officer of the American Museum of Natural History from 2003 until 2004 and served as Chief Financial Officer of Datek Online Holding Corp., an online brokerage firm, from 2000 until 2003; and Mr. Vettier, who served as Chairman and Chief Executive Officer of Total Refining and Marketing (formerly TotalFinaElf Refining and Marketing) and a member of the Executive Committee of Total (formerly TotalFinaElf) for at least five years prior to April 1, 2006.

Mr. Arntzen is a director of Chiquita Brands International. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc. and Cantel Medical Corp. Mr. Coleman is a director of Superior Offshore International, Inc. Mr. Robards is a director of HSBC Investor Funds. Mr. Vettier is a director of Dresser-Rand Group Inc. Mr. Zimmerman is a director of Premium Standard Farms, Inc. and Financial Federal Corporation.

If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of the Corporation’s Common Stock as of April 16, 2007 by each of the Named Executive Officers listed in the Summary Compensation Table in this proxy statement other than Morten Arntzen, whose information is disclosed above along with the other directors.

Name	Shares of Common Stock Beneficially Owned*
Myles R. Itkin	27,308(1)
Robert E. Johnston	26,855(2)
Mats Berglund	21,927(3)
George Dienis	7,005(4)

*                    The percentage of Common Stock beneficially owned by each of the listed Named Executive Officers is less than .1%

(1)          Includes 10,594 shares of Common Stock issuable upon the exercise of stock options.

(2)          Includes 8,709 shares of Common Stock issuable upon the exercise of stock options.

(3)          Includes 7,696 shares of Common Stock issuable upon the exercise of stock options.

(4)          Includes 1,148 shares of Common Stock issuable upon the exercise of stock options.

INFORMATION AS TO STOCK OWNERSHIP

Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see “Election of Directors”), that are known by the Corporation to have been “beneficial owners” (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation’s Common Stock, as reported to the Corporation and the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2006
Mrs. Diane Recanati(1)(2) 590 Fifth Avenue New York, New York 10036	3,160,093	8.2	%*
Mr. Leon Recanati(1)(3) Medinat Hayehudim Street 85 Herzelia Pituah, Israel	3,160,093	8.2	%*
Mr. Michael Recanati(1)(4) 590 Fifth Avenue New York, New York 10036	3,160,093	8.2	%*
The Michael Recanati Trust(1)(5) 590 Fifth Avenue New York, New York 10036	3,085,446	8.1	%*
Mrs. Yudith Yovel Recanati(1)(6) 64 Kaplan Street Herzliya, Israel	3,160,093	8.2	%*
Archer-Daniels-Midland Company(7)(12) 4666 Faries Parkway Decatur, Illinois 62526	5,093,391	13.0%
FMR Corp.(8)(12) 82 Devonshire Street Boston, Massachusetts 02109	3,945,170	10.0%
Goldman Sachs Asset Management, L.P.(9)(12) 32 Old Slip New York, New York 10005	3,177,481	8.1%
Barclays Global Investors, N.A.(10)(12) 45 Fremont Street San Francisco, California 94105	3,008,492	7.7%
State Street Bank and Trust Company(11)(12) 225 Franklin Street Boston, Massachusetts 02110	2,032,615	5.2%

*       Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati and The Michael Recanati Trust (whose trustees are Michael Recanati and Daniel Pearson) all share the power to vote 3,085,446 shares subject to a stockholders agreement dated as of April 16, 2003 among members of, or trusts for the benefit of members of, the Recanati family, as amended (the “Stockholders Agreement”). All of these persons (other than Daniel Pearson) also share the power to vote and dispose of the 74,647 shares owned by the Recanati Foundation. All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons under “Election of Directors” or in this table and are included in calculating such person’s ownership percentage. The percentage ownership for these persons or the Trust is as of April 16, 2007.

(1)   Mrs. Diane Recanati is the mother of Messrs. Oudi Recanati, a director of the Corporation, and Michael Recanati, the aunt of Mr. Ariel Recanati, a director of the Corporation, and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(2)   Includes 3,085,446 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of these shares with Messrs. Oudi Recanati and the Michael Recanati Trust). Also includes 74,647 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(3)   Includes 3,085,446 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only 2,565,571 of these shares); and 74,647 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(4)   Includes 3,085,446 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote  and dispose; and 74,647 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(5)   Messrs. Michael Recanati and Daniel Pearson, as trustees of The Michael Recanati Trust, share the power to vote and direct the disposition of these 3,085,446 shares, which are subject to the Stockholders Agreement.

(6)   Includes 3,085,446 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only 2,565,571 of these shares); and 74,647 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(7)   On April 24, 2007 Archer-Daniels-Midland Company sold all of these shares to the Corporation. Archer-Daniels-Midland Company has agreed to vote all of these shares at the Annual Meeting of Stockholders on any matter on a pro rata basis proportionate to all other votes actually cast with respect to such matter.

(8)   As of April 10, 2007, FMR Corp. has the sole dispositive power over all these shares and sole voting power over 529,470 of these shares. The percentage ownership of these shares is as of April 10, 2007.

(9)   As of December 31, 2006, Goldman Sachs Asset Management, L.P. has the sole dispositive power over all these shares and sole voting power over 2,610,566 of these shares.

(10) As of December 31, 2006, Barclays Global Investors, N.A. has sole dispositive power and sole voting power over 2,145,198 and 1,820,096 of these shares, respectively; Barclays Global Fund Advisors has sole dispositive power and sole voting power over 705,043 of these shares; Barclays Global Investors, Ltd. has sole dispositive power and sole voting power over 117,207 of these shares; and Barclays Global Investors Japan Limited has sole dispositive power and sole voting power over 41,044 of these shares.

(11) As of December 31, 2006, State Street Bank and Trust Company has shared dispositive power and sole voting power over all these shares.

(12)  The information with respect to this beneficial ownership is according to such beneficial owner’s filings with the SEC. These shares were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Corporation’s directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Corporation’s website, which is www.osg.com, and are available in print upon the request of any stockholder of the Corporation. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which he is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

Policies and Procedures for Approval of Related Party Transactions.   Related party transactions may present potential or actual conflicts of interest and create the appearance that Corporation decisions are based on considerations other than the best interests of the Corporation and its stockholders. Management carefully reviews all related party transactions (if any) to determine if the transaction is on terms comparable to terms that could be obtained in an arm’s length transaction with an unrelated third party. Management reports to the Board on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Board, the related party is excused from participation and voting on the matter.

Independence.   Under the Corporate Governance Guidelines, which incorporate the standards established by the New York Stock Exchange (“NYSE”), the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, twelve of the thirteen nominees, namely Messrs. Oudi Recanati, Andreas, Batkin, Coleman, Fribourg, Komaroff, Merkin, Picket, Ariel Recanati, Robards, Vettier and Zimmerman, have been determined to be independent under the Corporate Governance Guidelines because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence The Board annually reviews relationships that directors may have with the Corporation to make a determination of whether there are any material relationships that would preclude a director from being independent.

The Corporation and Maritime Overseas Corporation (“MOC”), a dry bulk shipping corporation whose President is Ariel Recanati, a director of the Corporation, are parties to a sublease pursuant to which the Corporation subleases to MOC approximately 2,850 square feet of office space at its New York offices. The sublet space is separate from the Corporation’s offices and has a separate entrance. The sublease began at the end of January 2007 and is for a term of five years plus one month, which may be reduced to three years by notice from either the Corporation or MOC given prior to June 2009. The annual rent is approximately $185,000, plus additional rent for increases in real estate taxes, operating expenses and electricity. An independent real estate brokerage firm has determined that the rent under the sublease was the fair market rental value of the rental space at the time the sublease was entered into. The Board of Directors believes that the terms of the sublease were fair and reasonable to the Corporation at the time the sublease was entered into and that the terms were comparable to terms that could be obtained in an arm’s length transaction with an unrelated third party.

In determining that this relationship was not material with respect to Ariel Recanati or his first cousin Oudi Recanati, the Board considered that the annual payments to be made by MOC to the Corporation under the sublease would never approach an amount that would bar independence under the NYSE listing standards. The Board concluded that based on all of the relevant facts and circumstances the sublease did not constitute a material relationship with the Corporation that represents a potential conflict of interest or otherwise interferes with the exercise by either Ariel Recanati or Oudi Recanati of his independent judgment from management of the Corporation.

Meetings of the Board.   The Board held eleven meetings during 2006. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which he was a member.

Annual Meetings of Stockholders.   Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders. In 2006, all of the Directors attended the Annual Meeting of Stockholders other than Messrs. Ariel Recanati and Oudi Recanati.

Communications with Board Members.   Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Corporation’s Corporate Secretary, 666 Third Avenue, 5th Floor, New York, New York 10017. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

Code of Ethics.   The Corporation has adopted a code of ethics which is an integral part of the Corporation’s business conduct compliance program and embodies the commitment of the Corporation and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Corporation’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Ethics. The Code of Ethics is posted on the Corporation’s website, which is www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

Executive Sessions of the Board.   To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the end of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board of Directors chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Committees

The Corporation has three standing committees of its Board: the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Corporation’s website, www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

Audit Committee.   The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors. During 2006, the Audit Committee consisted of Messrs. Robards (Chairman), Picket, Andreas and Ariel Recanati (as of June 2006). The Board determined that Mr. Robards is an audit committee financial expert, as defined by rules of the SEC. The Audit Committee met seven times during 2006.

The Audit Committee oversees the Corporation’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Corporation’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied. As part of its duties, the Audit

Committee retains the Corporation’s independent registered public accounting firm, subject to stockholder ratification. It maintains direct responsibility for the compensation and oversight of the Corporation’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Corporation’s independent registered public accounting firm.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2006, the Corporate Governance and Nominating Committee consisted of Messrs. Oudi Recanati (Chairman), Komaroff, Merkin, Zimmerman and Batkin (as of June 2006). The Committee is required to meet as many times as necessary each year. In 2006, the Corporate Governance and Nominating Committee met two times. The Corporate Governance and Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Corporation. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors set forth in the Corporate Governance Guidelines. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

The Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

•       judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Corporation’s business;

•       status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;

•       high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Corporation operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•       absence of conflicts of interest with the Corporation;

•       status as a U.S. citizen; and

•       ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Corporation. Recommendations must be received by December 31, 2007 in order for a candidate to be considered for election at the 2008 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. All the director nominees named in this proxy statement were evaluated under the criteria set forth above and recommended by the Corporate Governance and Nominating Committee for election by stockholders at the Annual Meeting.

All nominees for election at the Annual Meeting were previously elected to the Board by stockholders.

Compensation Committee.   The Compensation Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2006 the Compensation Committee consisted of Messrs. Fribourg (Chairman), Oudi Recanati, Coleman and Vettier (as of June 2006). The Committee met five times during 2006. The Compensation Committee makes recommendations to the Board as to the Corporation’s general compensation philosophy, determines which of the corporate goals and objectives established by the Board are relevant to the compensation of the Corporation’s Chief Executive Officer (“CEO”), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO’s compensation level based on this evaluation; establishes annual compensation, including benefits and perquisites of all executive officers of the Corporation, and reports such determinations and actions to the Board; reviews and approves employment agreements, severance agreements, change of control agreements and other similar agreements relating to executive officers; and establishes, modifies and makes grants under incentive-compensation plans and equity-based plans, and monitors such plans and their administration. The Compensation Committee also reviews the Compensation Discussion and Analysis included in this proxy statement, discusses that Analysis with management and makes a recommendation to the Board as to whether to include that Analysis in the proxy statement in accordance with applicable rules and regulations of the SEC.

COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program for the Corporation’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers serving during 2006, all of whom are listed in the Summary Compensation Table on page 20 of this proxy statement (collectively the “Named Executive Officers”). The Compensation Discussion and Analysis describes the objectives of the Corporation’s compensation program, the elements of the compensation program and how each element fits into the Corporation’s overall compensation objectives. The Compensation Committee is responsible for overseeing the compensation paid to all executive officers of the Corporation, including the Named Executive Officers.

Compensation Philosophy and Objectives

The Corporation’s compensation philosophy is to structure compensation to drive and support the Corporation’s long-term goal of total stockholder return and sustainable growth. Sustainable growth means investing in long-term opportunities while meeting short-term commitments. The compensation program is designed to promote the following objectives:

•       to attract and motivate talented executives, and to encourage their long-term tenure with the Corporation;

•       to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives; and

•       to motivate executives to maximize stockholder value.

The Compensation Committee makes all compensation decisions with respect to the Named Executive Officers. The Chief Executive Officer assists the Compensation Committee in reaching compensation decisions with respect to the Named Executive Officers other than himself. The other Named Executive Officers do not play a role in their own compensation determination other than discussing individual performance objectives with the Chief Executive Officer. All decisions relating to the Chief Executive Officer’s compensation are made by the Compensation Committee without management present. The Committee then reports these decisions to the Board of Directors.

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its duties. For 2006, the Compensation Committee engaged Frederic W. Cook & Co. (“FWC”) as its independent advisor with respect to executive compensation and incentive plan design. During 2006, FWC’s services to the Compensation Committee included compiling data on compensation in the shipping industry for senior management, providing a detailed comparative analysis of compensation for each Named Executive Officer and designing incentive programs linked to the achievement of “stretch” performance targets that focus on long-term growth of the Corporation, with payment dependent upon total stockholder return on both an absolute basis and in comparison to a peer group of shipping corporations. FWC was selected based on its experience, reputation, familiarity with the business environment and knowledge of the shipping industry, current practices and emerging trends. Except for providing services to the Compensation Committee, FWC has never provided any services to the Corporation. The amount of fees paid to FWC for their services for 2006 totaled approximately $78,000.

In connection with a comprehensive review of the Corporation’s compensation program to evaluate whether the program is aligned with the elements of Corporation’s compensation philosophy, the Corporation engaged the Hay Group to provide an analysis of compensation of its shore based staff, including its executive officers, in its three principal locations, New York City, Newcastle, United Kingdom and Athens, Greece, in comparison to general industry and shipping industry compensation. The Hay Group compiled compensation data from more than 800 companies for the general industry comparison and 20 companies for the shipping industry comparison. Utilizing such data, the Compensation Committee, with the assistance of FWC in organizing and analyzing such data, structured and determined the compensation for the Named Executive Officers.

The Compensation Committee takes many factors into account when making compensation decisions with respect to the Named Executive Officers, including the individual’s performance, tenure and experience, the performance of the Corporation overall, any retention concerns and the individual’s historical compensation. In addition, the Compensation Committee considers the performance of the Corporation and the executive’s contribution to that performance. Finally, the Compensation Committee compares Named Executive Officer compensation against external market data and how the compensation levels of the executives compare to each other.

Elements of the Corporation’s Compensation Program

The elements of the Corporation’s compensation program are base pay, annual cash incentive awards, equity-based compensation, severance and termination payments, and retirement and welfare benefits. In general, the Corporation targets total compensation at the 75th percentile of competitive positions of a select group of companies that the Compensation Committee believes to be an appropriate reference group (the “Compensation Comparison Group”). The Corporation’s compensation program targets total compensation at the 75th percentile because the Corporation’s compensation philosophy is to reward performance and place a large portion of total compensation at risk, dependent on the achievement of earnings goals by the Corporation and business units. The Corporation’s Compensation Comparison Group consists of marine transportation or service corporations based in the United States whose executive compensation information is publicly available, which for 2006 were:

Alexander & Baldwin, Inc.	Kirby Corporation
Diamond Offshore Drilling, Inc.	Maritrans Inc.
ENSCO International Incorporated	OMI Corporation
General Maritime Corporation	Pride International, Inc.
Global Industries, Ltd.	Rowan Companies, Inc.
GulfMark Offshore, Inc.	Seacor Holdings, Inc.
Helmerich & Payne, Inc.	Tidewater Inc.

The Corporation believes that the combination of competitive base salaries, annual incentives paid in cash, and equity-based compensation paid in the form of restricted stock and stock options comprises an effective and motivational executive compensation program. The program works to attract and retain talented executives and align the interests of senior management with those of stockholders in seeking to achieve, over time, above-average performance.

Base Salary

The Corporation pays a base salary to attract talented executives and provide a secure base level of compensation. The Compensation Committee reviews executive base salaries in January of each year. The Corporation targets base salary for key executives, including the Named Executive Officers, between the 25th and 50th percentile of competitive positions in the shipping industry based on the data compiled or evaluated by FWC. The Compensation Committee believes that setting salaries at this level provides a competitive baseline for attracting and retaining strong leaders when combined with the higher percentage of total potential compensation payable in the form of cash and equity incentives based on achievement of Corporation, business unit, and individual performance goals.

Annual increases in base salary are not assured and adjustments take into account the individual’s performance, responsibilities, experience, internal equity and external market practices. The Compensation Committee relies to a large extent on the Chief Executive Officer’s evaluation of each Named Executive Officer’s performance (other than his own) in deciding whether to make an adjustment to his base salary in a given year. In the case of a change in role, the Chief Executive Officer and the Compensation Committee consider new responsibilities, external pay practices and internal equity in addition to past performance and experience. The Compensation Committee applies the same factors in deciding whether to adjust the base salary of the Chief Executive Officer.

The base salaries of the Named Executive Officers for 2006 are set forth in the Summary Compensation Table. In January 2007, the base salary of the Chief Executive Officer was increased from $750,000 to $900,000 and the base salary of the Chief Financial Officer was increased from $605,000 to $660,000. This was the first salary increase for the Chief Executive Officer since he joined the Corporation in January 2004 and the first salary increase for the Chief Financial Officer since January 2000. The decision to increase the salaries of these two Named Executive Officers was based on the factors listed above as well as in the case of the Chief Financial Officer, his promotion from a Senior Vice President of the Corporation to an Executive Vice President. To date, no other Named Executive Officer received an increase in his base salary for 2007.

Annual Cash Incentive Awards

The Corporation pays an annual cash incentive under its Executive Performance Incentive Plan (the “Incentive Compensation Plan”) to reward Named Executive Officers. The determination of the annual cash incentive is based upon the achievement of performance goals established by the Compensation Committee under the Incentive Compensation Plan for a year during the first quarter of such year. For 2006, the Compensation Committee determined that maximum awards would be based on the Corporation’s achievement of specified levels of earnings from shipping operations, defined as the Corporation’s pre-tax net income adjusted to exclude amounts related to non-shipping income such as investment income reduced by related interest expense. The potential incentive cash awards were established as a percentage of base salary and the maximum incentive awards ranged from 60% to 300% of base salary depending on the Corporation’s earnings from shipping operations. Earnings from shipping operations is an objective requirement and the maximum percentages of base salary serve as a limit on the amount of the cash award. For 2006, the maximum potential bonus award was 300% of base salary.

At the same time the Compensation Committee adopted the performance goal for establishing the maximum amounts of the cash award, the Compensation Committee adopted three measures for determining the actual incentive awards for 2006. They were the Corporation’s earnings from shipping operations for such year, earnings from shipping operations of such executive’s business unit (if any) for such year and the executive’s achievement of individual goals. Each individual’s objectives were carefully chosen to ensure integration and alignment with the Corporation’s long-term objectives. The Incentive Compensation Plan is intended to satisfy the requirements for performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the maximum payment applying the three measures is subject to maximum payment determined using only the Corporation’s earnings from shipping operations.

For 2006, the Chief Executive Officer had a target bonus of 200% of base salary and each other Named Executive Officer had a target bonus of 100% of base salary. For the Chief Executive Officer potential bonuses ranged from 100% to 300% of base salary. For the other Named Executive Officers, potential bonuses ranged from 50% to 150% of base salary. Under the Incentive Compensation Plan, if the minimum performance measures are not achieved for a Named Executive Officer, he is not paid a bonus. The Compensation Committee established these target bonus percentages based on cash incentive awards paid by the companies in the Compensation Comparison Group and other external market data compiled or evaluated by FWC as well as its comparison of compensation levels of the Corporation’s executives with one another.

The three measures used to determine an individual’s actual bonus for 2006, Corporation performance, business unit performance and individual performance, were given different weightings depending on whether the individual was a member of a business unit or the corporate staff. The Chief Executive Officer, the Chief Financial Officer and Mr. Robert E. Johnston (the Senior Vice President and Head of Shipping Operations) are members of the corporate staff. Messrs. Mats Berglund (the Senior Vice President and Head of Crude Transportation) and George Dienis (the Managing Director and Chief Operating Officer of OSG Ship Management (GR) Ltd., the entity which technically manages the Corporation’s product tanker carriers) are members of business units. For members of the corporate staff, the Corporation performance and individual performance measures were each weighted 50% in determining such member’s annual bonus. For members of a business unit, business unit performance was weighted 50% and Corporation and individual performance measures were each weighted 25%. At the end of 2006, the weighting of two of these three measures for Mr. Dienis’ unit was changed to decrease from 50% to 25% the weighting of business unit performance and to increase from 25% to 50% the weighting of Corporation performance. The reason for this change was that his business unit had unexpected increases in operating expenses which the Chief Executive Officer and the Compensation Committee believed unfairly affected potential bonuses for members of such business unit. The effect of this change was to increase the potential bonuses from the amounts that would otherwise have been payable.

For each of the foregoing three measures for each Named Executive Officer other than the Chief Executive Officer there is a rating assigned on a scale of 0% to 150%, with 100% as the rating assigned for meeting each of (i) targeted earnings from shipping operations for the Corporation measure, (ii) targeted earnings from shipping operations for the specific business unit for the business unit measure and (iii) specified individual goals for the individual measure. The rating scale for each measure is based on 10% increments from 50% to 150%. If a rating for a measure is below 50%, the rating assigned to that measure is zero. No bonus is payable if the rating for the individual measure is below 50%. The amount of each Named Executive Officer’s actual annual cash incentive award is determined as follows:

Base Salary times (A plus B plus C) where

A   equals the Corporation rating measure times the weighting assigned to such measure,

B   equals the business unit rating measure (if any) times the weighting assigned to such measure, and

C   equals the individual rating measure times weighting assigned to such measure.

For the Chief Executive Officer, the same methodology applies except that the ratings for the measures are assigned on a scale of 100% to 300% with 200% being the rating for meeting the target for each measure and the rating scale is based on 20% increments. The bonuses paid to the Named Executive Officers under the Incentive Compensation Plan for 2006 are set forth in the Summary Compensation Table. The bonuses were paid in January 2007 after the Compensation Committee certified to the attainment of the performance goals.

Equity-Based Compensation

The Corporation’s equity-based compensation program is intended to align the interests of the Corporation’s executive officers with those of the stockholders, and to focus executives on the achievement of long-term performance objectives that are aligned with the Corporation’s business strategy, thereby establishing a direct relationship between compensation and operating performance. The Compensation Committee determined that for 2006 50% of total equity based compensation for the Named Executive Officers be paid in restricted stock and 50% be paid in stock options. The Corporation believes that combined grants of restricted stock and stock options effectively balances the Corporation’s objective of focusing the Named Executive Officers on delivering long-term value to stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Corporation. Grants of restricted stock provide executives with full ownership of Common Stock on the date the restriction lapses, providing value to executives. Unlike restricted stock, stock options only have value to the extent the price of Common Stock grows over the term of the award and, in this sense, are a motivational tool. Awards of restricted stock have historically vested in four equal annual installments commencing one year after the date of the stock award. Awards of stock options have historically vested in three equal annual installments commencing one year after the date of the option grant and have had an exercise term of ten years from the date of grant. The long-term vesting provisions of both the restricted stock and stock options furthers the goal of executive retention. All equity awards are made under the Corporation’s 2004 Stock Incentive Plan.

Annual restricted stock and stock option awards to eligible executives, including the Named Executive Officers, are made by the Compensation Committee each January at the meeting at which the Committee determines equity and non-equity awards. The Compensation Committee does not grant equity awards at other times of the year except in connection with the employment of a new executive or the renewal of a retention agreement with an executive. The value of equity awards granted to an executive, including each Named Executive Officer, is determined subjectively based on a number of factors, including the officer’s general level of performance, salary level and recent noteworthy achievements. For an executive who has satisfied his individual objectives during the prior year, if the Corporation’s performance goals and the executive’s business unit performance objectives have been met, then his total compensation of base salary, cash incentive award and equity base compensation should place him in at least the 75th percentile of competitive positions in the shipping industry.

On January 10, 2007, the Compensation Committee granted the Named Executive Officers the number of shares of restricted stock and stock options set forth in the following table. The exercise price of the stock options is $55.03 per share, the closing price of a share of Common Stock on the date of grant.

Name	Number of Shares of Restricted Stock Granted	Number of Shares Underlying Stock Options Granted
Morten Arntzen	27,258	86,806
Myles R. Itkin	7,269	23,148
Robert E. Johnston	5,452	17,361
Mats Berglund	6,360	20,255
George Dienis	2,976	9,476

Performance Share Units

To further the Corporation’s long-term goal of increasing total stockholder return and sustainable growth, the Compensation Committee at its meeting on January 10, 2007 awarded performance share units to the Named Executive Officers other than the Chief Executive Officer (whose special long term equity awards are described below) pursuant to the Corporation’s 2004 Stock Incentive Plan in an amount equal to 1.5 times the executives’ 2006 base salary. The grant of these performance share units, which is expected to be a special one-time program, is intended to align closely the interests of the senior executives and the Corporation’s stockholders by conditioning vesting of the units on achieving challenging “stretch” performance targets. Each unit converts into one share of Common Stock upon vesting. Each unit vests after three years (on December 31, 2009) if (a) total stockholder return of a share of Common Stock of the Corporation relative to a peer group of 18 shipping companies during the period from January 1, 2007 through December 31, 2009 is in the highest 25% (rounding to the closest whole number as appropriate—e.g. for the 18 company peer group, the highest 25% would be from 1 to 4.5 which would be rounded to 5) and (b) total stockholder return of a share of Common Stock during such performance period is at least 15.76%, assuming reinvestment of dividends when paid. The 18 company peer group consists of the following entities:

Name	Name
AS Dampskibsselskabet TORM International	Kirby Corporation
Bergesen Worldwide Gas ASA	K Sea Transportation Partners L.P.
Frontline Ltd.	Mitsui O.S.K. Lines, Ltd.
General Maritime Corporation	Nippon Yusen Kabushiki Kaisha
Golar LNG Limited	OMI Corporation
Horizon Lines, Inc.	Seacor Holdings, Inc.
Hornbeck Offshore Services, Inc.	Ship Finance International Ltd.
I.M. Skaugen ASA	Teekay Shipping Corporation
Kawasaki Kisen Kaisha, Ltd.	Tsakos Energy Navigation Ltd.

This 18 company peer group is different from the Corporation’s Compensation Comparison Group because for many of the companies in this peer group there is no public disclosure of executive compensation levels or the executives are based in foreign countries for which comparison of compensation levels with executives based in the United States is not meaningful. The operations of these companies better match the Corporation’s business than those of the Compensation Comparison Group, providing a more accurate group of the Corporation’s key competitors.

The number of performance share units granted to the Named Executive Officers other than the Chief Executive Offer are set forth in the following table:

Name	Number of Shares Underlying Performance Share Units
Myles R. Itkin	17,990
Robert E. Johnston	15,673
Mats Berglund	14,992
George Dienis	10,230

Special Long-Term Equity Awards for the Chief Executive Officer

In connection with amendments of the employment letter agreement between the Chief Executive Officer and the Corporation and the change in control agreement between the Chief Executive Officer and the Corporation described on pages 26 and 27 of this proxy statement, which extended the term of Mr. Arntzen’s employment letter by five years, on February 15, 2007 the Compensation Committee granted the Chief Executive Officer restricted stock, stock options and restricted stock units (“RSUs”) under the Corporation’s 2004 Stock Incentive Plan as performance based awards, having a total value on the date of grant of $9 million. These equity awards are different from the performance share units granted to the other Named Executive Officers because they are designed to retain the services of the Chief Executive Officer for at least the next five years (rather than three years) and to incentivise the Chief Executive Officer to achieve more demanding performance goals based on compound annual growth rate in the price of Common Stock of the Corporation over a longer period.

The Chief Executive Officer was granted 23,645 shares of restricted stock, and stock options for 73,135 shares at an exercise price of $63.44 per share (the closing price on the grant date), which restricted stock vests, and stock options become exercisable, on February 15, 2012 (the “Vesting Date”). The Chief Executive Officer will become fully vested in such restricted stock and stock options prior to the Vesting Date upon a change of control of the Corporation and will vest in a pro rata portion of such restricted stock and stock options if his employment by the Corporation terminates prior to the Vesting Date for certain reasons, including death, disability or without cause. The stock options expire on February 15, 2017.

The Chief Executive Officer was also granted 47,289 RSUs and stock options for 146,270 shares of Common Stock at an exercise price of $63.44 per share. These RSUs convert into an equal number of shares of Common Stock, and these stock options become exercisable, if the performance goals discussed below are achieved. If performance goals are achieved during the three or four year periods commencing January 1, 2007, 50% of the RSUs and stock options applicable to such achieved performance goals are converted into Common Stock or become exercisable, as the case may be, on each of January 1, 2011 and January 1, 2012. If performance goals are achieved during the five year period, all of the RSUs and stock options applicable to such achieved performance goals are converted into Common Stock or become exercisable, as the case may be, on January 1, 2012. The RSUs have no voting rights. There will be credited to a dividend book entry account on behalf of the Chief Executive Officer with respect to his RSUs the same cash dividend as is paid on shares of Common Stock from the grant date of the RSUs. Such dividends will be held uninvested and without interest and paid in cash to the Chief Executive Officer if and when the RSUs vest. If the options become exercisable, they expire on February 15, 2017.

The performance goals for the RSUs and stock options are based on the compound annual growth rate (“CAGR”) of a share of the Corporation’s Common Stock, which is based solely on the annual stock price growth rate, compounded (adjusted for stock splits and stock dividends), and without regard to cash dividends from the opening price on January 3, 2007 which was $56.55 per share. The following table sets forth the performance goals.

Minimum Price of Share of Common Stock

Earnout	December 31, 2009		December 31, 2010		December 31, 2011
Threshold—50% of RSUs and stock options that will convert or become exercisable	$75.02	(1)	$82.43	(1)	$90.58	(1)
Target—100% of RSUs and stock options that will convert or become exercisable	$93.51	(2)	$110.57	(2)	$130.75	(2)

(1)          Represents a 9.88% CAGR

(2)          Represents a 18.25% CAGR

Stock Ownership Guidelines

The Corporation requires that all employees who are granted equity awards retain all of the shares of Common Stock they receive upon the vesting, conversion or exercise of such awards (other than shares needed to pay income taxes arising from such vesting, conversion or exercise), unless after such disposition they would continue to own shares of Common Stock having a value which is a specified multiple of their base salary. For the Chief Executive Officer, the multiple is 3 times base salary and for the other Named Executive Officers the multiple is 2 times base salary.

Tax Compliance Policy

Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation’s executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Incentive Compensation Plan and the 2004 Stock Incentive Plan each contain performance-based conditions and have been approved by stockholders so that payments under those plans will not be limited by Section 162(m). The Corporation believes that restricted stock, RSUs, stock options and performance shares granted under the 2004 Stock Incentive Plan qualify as performance-based compensation.

The Corporation’s general policy is to structure its incentive plans so that bonus and equity compensation paid to the Named Executive Officers qualify for the performance-based compensation exemption under Section 162(m) and are deductible for federal income tax purposes under Section 162(m), unless there is a valid compensation reason that would justify paying non-deductible amounts. Such action may be necessary in order for the Corporation to meet competitive market pressures and to ensure that it is able to attract and retain top talent to lead the organization successfully.

Benefits

In general, the Corporation provides benefits to its executives that it believes are important to maintain a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.

The Corporation provides a tax qualified employee benefit plan to employees, the Savings Plan for Employees of OSG Ship Management, Inc. (the “Savings Plan”). Under the Savings Plan, eligible employees may contribute on a pre-tax basis an amount up to the limit imposed by rules promulgated by the Internal Revenue Service (“IRS”). Under the Savings Plan, the Corporation will match 100% of the first 6% of a participant’s pre-tax contribution (subject to the IRS limit). The maximum matching contribution for 2006 was $13,200.

In addition, under the Savings Plan, the Corporation contributes to the plan account of each eligible employee an amount equal to 6% of the employee’s cash compensation, generally base salary and an annual cash incentive, up to limits imposed by IRS rules. For those employees who were employed by the Corporation on January 1, 2006 and were at least 50 years old on such date, the Corporation contributes the additional percentage of such employee’s cash compensation set forth below during the period beginning on January 1, 2006 and ending on the earlier of (i) the date the employee ceases to be employed by the Corporation and (ii) December 31, 2010, in all cases up to limits imposed by IRS rules:

Age on January 1, 2006	Percentage of Compensation
50 - 51	0.5%
52 - 53	1.0%
54	1.5%
55 or over	3.0%

The Corporation’s Supplemental Executive Savings Plan (the “Supplemental Plan”) supplements the Savings Plan. Under the Supplemental Plan, for each employee for whom IRS rules limit the amount the Corporation may contribute under the Savings Plan (other than matching contributions), the Corporation makes a book entry contribution with respect to such employee equal to the excess of the non-matching employer contributions the Corporation could have made under the Savings Plan had IRS limitations not applied over the amount it actually contributed under the Savings Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed that Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement (and be incorporated by reference into the Corporation’s 2006 Annual Report on Form 10-K).

Compensation Committee:
Charles A. Fribourg, Chairman
Oudi Recanati
Thomas B. Coleman
Jean-Paul Vettier

In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”).

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table includes individual compensation information for services in all capacities for the Corporation and its subsidiaries by the Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Morten Arntzen	2006	$750,000	$702,050	$616,022	$1,600,000	$40,246	$173,081	$3,881,399
President and Chief Executive Officer
Myles R. Itkin	2006	$605,000	$113,519	$111,019	$786,500	$164,098	$139,028	$1,919,164
Executive Vice President, Chief Financial Officer and Treasurer
Robert E. Johnston	2006	$575,000	$95,907	$127,879	$718,750	$298,542	$128,545	$1,944,623
Senior Vice President and Head of Shipping Operations
Mats Berglund	2006	$550,000	$116,033	$154,704	$750,750	$1,203	$67,274	$1,639,964
Senior Vice President and Head of Crude Transportation
George Dienis	2006	$376,277	$39,867	$19,823	$373,350	$32,578	$51,825	$893,720
Managing Director and Chief Operating Officer, OSG Ship Management (GR) Ltd.(5)

(1)             Stock Awards and Option Awards represent the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of restricted stock and stock options granted in 2006 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Fair value is calculated as the closing price of the Corporation’s Common Stock on the date of grant. See the Grants of Plan-Based Awards Table for information concerning awards made in 2006. These amounts reflect the Corporation’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executives Officers.

(2)             Consists of the cash bonus paid in 2007 under the Corporation’s Incentive Compensation Plan for 2006.

(3)             Constitutes the earnings in 2006 under the Supplemental Executive Savings Plan and terminated supplemental executive retirement plans or, in the case of Mr. Dienis, the defined contribution plan for his benefit.

(4)             See All Other Compensation Table below for additional information.

(5)             Mr. Dienis is the Managing Director and Chief Operating Officer of OSG Ship Management (GR) Ltd., a subsidiary of the Corporation. His salary and bonus is paid in Euros. Dollars are presented and based on conversion rates at the time of each payment to Mr. Dienis.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Savings Plan Matching Contribution (1)	Qualified Defined Contribution Plan (2)	Nonqualified Defined Contribution Plan (3)		Life Insurance Premiums (4)	Other (5)	Total
Morten Arntzen	$13,200	$14,300	$138,921		$3,215	$3,445	$173,081
Myles R. Itkin	$13,200	$15,800	$97,614		$8,969	$3,445	$139,028
Robert E. Johnston	$13,200	$15,800	$93,520		$2,580	$3,445	$128,545
Mats Berglund	$13,200	$13,200	$36,954		$475	$3,445	$67,274
George Dienis	$—	$—	$49,800	(6)	$—	$2,025	$51,825

(1)          Constitutes the Corporation’s matching contributions under the Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(2)          Constitutes the Corporation’s contributions under the defined contribution plan portion of the Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(3)          Constitutes the Corporation’s contributions under the Corporation’s  Supplemental Executive Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(4)          Life insurance premiums represent the cost of term life insurance paid on behalf of the Named Executive Officer.

(5)          Other includes for each Named Executive Officer other than Mr. Dienis premiums of $700 to pay long term disability coverage equal to 60% of base annual salary and $720 paid under the Corporation’s Transportation Program, a tax-free, commuter subsidy program. It also includes for each Named Executive Officer a premium of $2,025 for “umbrella” liability insurance coverage in the amount of $10,000,000.

(6)          Constitutes the Corporation’s contribution to a defined contribution plan for Mr. Dienis, which plan is tax qualified under the laws of the United Kingdom in accordance with the rules of the Inland Revenue Service.

GRANTS OF PLAN-BASED AWARD

The following table lists the grants made in fiscal 2006 under the Corporation’s Incentive Compensation Plan and the Corporation’s 2004 Stock Incentive Plan, the Corporation’s only incentive award plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Shares of Stock or	Exercise or Base Price of Option	Grant Date Fair Value of Stock Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (2)(#)	Units (2)(#)	Awards ($/Sh)	Awards ($)
Morten Arntzen	03/29/2006	$750,000	$1,500,000	$2,250,000	—	—	—	—
	01/18/2006	—	—	—	16,565	—	—	$812,513
	01/18/2006	—	—	—	—	44,791	$49.05	$812,509
Myles R. Itkin	03/29/2006	$302,500	$605,000	$907,500	—	—	—	—
	01/18/2006	—	—	—	7,136	—	—	$350,021
	01/18/2006	—	—	—	—	19,294	$49.05	$349,993
Robert E. Johnston	03/29/2006	$287,500	$575,000	$862,500	—	—	—	—
	01/18/2006	—	—	—	6,371	—	—	$312,498
	01/18/2006	—	—	—	—	17,227	$49.05	$312,498
Mats Berglund	03/29/2006	$275,000	$550,000	$825,000	—	—	—	—
	01/18/2006	—	—	—	4,587	—	—	$224,992
	01/18/2006	—	—	—	—	12,404	$49.05	$225,009
George Dienis	03/29/2006	$188,139	$376,277	$564,416	—	—	—	—
	01/18/2006	—	—	—	1,274	—	—	$62,490
	01/18/2006	—	—	—	—	3,445	$49.05	$62,492

(1)             Awards made under the Corporation’s Incentive Compensation Plan.

(2)             Awards made under the Corporation’s 2004 Stock Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of December 31, 2006 concerning the holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested option and stock awards. Awards of options vest in three equal annual installments commencing one year after the date of the option grant. Awards of restricted stock vest in four equal annual installments commencing one year after the date of the stock award. The market value of the stock awards is based on the closing market price of the Corporation’s Common Stock as of December 31, 2006, which was $56.30 per share. Additional information regarding these awards is included in the Compensation Discussion and Analysis on pages 15 and 16.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Morten Arntzen	66,667	33,333	$35.70	01/19/2014	45,144	2,541,607
	4,300	8,602	$52.40	01/12/2015	—	—
	—	44,791	$49.05	01/18/2016	—	—
Myles R. Itkin	2,081	4,163	$52.40	01/12/2015	8,868	499,268
	—	19,294	$49.05	01/18/2016	—	—
Robert E. Johnston	1,483	2,968	$52.40	01/12/2015	7,606	428,218
	—	17,227	$49.05	01/18/2016	—	—
Mats Berglund	3,562	7,126	$62.32	09/01/2015	7,596	427,655
	—	12,404	$49.05	01/18/2016	—	—
George Dienis	—	3,445	$49.05	01/18/2016	2,480	139,624

OPTION EXERCISES AND STOCK VESTED

The following table provides information on vesting of restricted stock to the Named Executive Officers in 2006. There were no exercises of stock options by the Named Executive Officers in 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Morten Arntzen(1)	13,692	$674,382
Myles R. Itkin(2)	577	$29,652
Robert E. Johnston(3)	411	$21,121
Mats Berglund(4)	1,003	$67,813
George Dienis(5)	401	$20,495

(1)          Mr. Arntzen acquired 12,500 shares of common stock with a market price of $49.05 on January 19, 2006 and 1,192 shares of common stock with a market price of $51.39 on January 12, 2006, both as a result of the lapse of vesting restrictions on these shares.

(2)          Mr. Itkin acquired 577 shares of common stock with a market price of $51.39 on January 12, 2006 as a result of the lapse of vesting restrictions on these shares.

(3)          Mr. Johnston acquired 411 shares of common stock with a market price of $51.39 on January 12, 2006 as a result of the lapse of vesting restrictions on these shares.

(4)          Mr. Berglund acquired 1,003 shares of common stock with a market price of $67.61 on September 1, 2006 as a result of the lapse of vesting restrictions on these shares.

(5)          Mr. Dienis acquired 401 shares of common stock with a market price of $51.11 on March 8, 2006 as a result of the lapse of vesting restrictions on these shares.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

The Corporation’s qualified defined benefit pension plan and supplemental executive retirement plans were terminated effective December 31, 2005. In connection with the termination of the pension plan, the Corporation distributed $33,485, $381,236 and $826,900 to Messrs. Arntzen, Itkin and Johnston, respectively, constituting the amounts payable to them under such plan.

The Corporation’s Supplemental Executive Savings Plan, established effective as of January 1, 2006, supplements benefits under the Savings Plan (described on pages 18-19 of this proxy statement) with respect to limitations imposed by rules promulgated by the IRS. The Supplemental Plan provides deferred compensation to senior executives of the Corporation, including the Named Executive Officers other than Mr. Dienis, and serves in part as the successor to the supplemental executive retirement plans that were terminated effective December 31, 2005. The actuarial equivalent lump sum value of the participants benefits under the terminated supplemental executive retirement plans were credited to specified accounts in the Supplemental Plan. Each participant in the Supplemental Plan selects how his account balances should be invested from alternatives offered by the Corporation, including equity and debt funds,which selection may be changed daily by the participant. A participant may have his account balance in the Supplemental Plan distributed to him as soon as administratively feasible after the six month anniversary of the termination of his employment by the Corporation or an affiliate.

The following table provides information with respect to the deferral of compensation on a basis that is not tax-qualified for each Named Executive Officer in 2006 other than Mr. Dienis who does not participate in a nonqualified deferred compensation plan.

Name	Executive Contributions in 2006	Corporation Contributions in 2006(1)	Aggregate Earnings in 2006(2)	Aggregate Balance at December 31, 2006(3)
Morten Arntzen	$—	$138,921	$40,426	$409,392
Myles R. Itkin	$—	$97,614	$164,098	$2,828,078
Robert E. Johnston	$—	$93,520	$298,542	$5,098,732
Mats Berglund	$—	$36,954	$1,203	$38,157

(1)          Constitutes the Corporation’s contribution under the Supplemental Plan for each Named Executive Officer. These are the same amounts as provided in the All Other Compensation Table under the column titled Nonqualified Defined Contribution Plan.

(2)          Constitutes the aggregate earnings for each Named Executive Officer on his account balance under the Supplemental Plan. These are the same amounts as provided in the Summary Compensation Table under the column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings.

(3)          Constitutes the aggregate balance under the Supplemental Plan for each Named Executive Officer.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND TERMINATION

The Corporation has entered into employment agreements with the Chief Executive Officer and Messrs. Mats Berglund and George Dienis. The Corporation or a subsidiary has also entered into change of control agreements with each of the Named Executive Officers and adopted the Overseas Shipholding Group, Inc. Severance Protection Plan (the “Severance Plan”) which covers the Named Executive Officers other than the Chief Executive Officer. The Corporation believes that its employment agreements, change of control agreements and Severance Plan are consistent with its overall compensation objective of attracting, motivating and retaining talented top executives and offering a compensation package that is fair. The change of control agreements are intended to retain executives and provide continuity of management in the event of an actual or threatened change of control of the Corporation and ensure that the executive’s compensation and benefits expectations would be satisfied in such event. The employment agreements and Severance Plan are designed to offer executives protection for a possible loss of income in the event their employment is terminated without Cause (as defined in such employment agreements or Severance Plan).

The Corporation and Mr. Arntzen are parties to an employment letter agreement dated as of January 19, 2004, as amended on February 15, 2007, pursuant to which the Corporation employs Mr. Arntzen as its President and Chief Executive Officer at a base salary of no less than $900,000 per year. Under the agreement, the Corporation granted Mr. Arntzen on January 19, 2004 50,000 restricted shares of the Corporation’s Common Stock, which shares vest in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 100,000 shares of the Corporation’s Common Stock at a price of $35.70 per share (the fair market value on the grant date), all of which are now exercisable. If the Corporation terminates Mr. Arntzen’s employment without cause or Mr. Arntzen resigns with good reason (as those terms are defined in the agreement) prior to January 19, 2012, then, upon Mr. Arntzen’s signing of a general release, the Corporation shall pay him two years of base salary and, if before January 19, 2008, shall accelerate the vesting of the last installment of his restricted share award of January 19, 2004.

The Corporation and Mr. Berglund are parties to an employment letter agreement dated June 29, 2005 pursuant to which the Corporation employs Mr. Berglund as a Senior Vice President and Head of Crude Transportation at a base salary of $550,000 per year. Under the agreement, the Corporation granted to Mr. Berglund on September 1, 2005 4,012 restricted shares of the Corporation’s Common Stock which shares vest in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 10,688 shares of the Corporation’s Common Stock at a price of $62.32 per share (the fair market value on the grant date), exercisable in equal installments on the first three anniversaries of the grant date. The agreement contains restrictive covenants, including an agreement not to solicit or induce employees to cease working for the Corporation or its subsidiaries during the term of the agreement and for one year thereafter.

Mr. Dienis is party to employment agreements with two subsidiaries of the Corporation. Under the agreement with one of these subsidiaries, Mr. Dienis receives a base salary of approximately $321,000 per year; his employment by this subsidiary can be terminated by the subsidiary with twelve months’ notice (although the subsidiary has the right to pay Mr. Dienis in lieu of notice of termination) or by Mr. Dienis with six months’ notice. Under the other agreement, Mr. Dienis receives a base salary of approximately $55,000 per year. Both agreements contain restrictive covenants, including an agreement not to solicit or induce employees to cease working for the Corporation and its subsidiaries during the respective terms of these agreements and for a period of twelve months thereafter. If Mr. Dienis’ employment is terminated by the Corporation, he is entitled to the benefits under his Severance Protection Plan Supplements as described below.

The change of control agreements with the Named Executive Officers have a “double trigger”, meaning the executive officer’s right to receive severance payments and benefits arise only if there is both a change of control and termination of employment within a specified period. A double trigger was selected because unless the Named Executive Officer’s employment is terminated in connection with a change of control, a Named Executive Officer’s salary and bonus would continue to be paid by the acquiring entity, which is what the severance payment is based on and intended to replace.

The Corporation and Mr. Arntzen are parties to a change of control agreement providing that if there is a change of control of the Corporation, as defined in the agreement, on or prior to January 19, 2012, Mr. Arntzen will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for periods ranging up to two years after the change of control or upon termination of his employment by the Corporation without cause or by Mr. Arntzen with good reason within 120 days prior to the change of control. Upon any such termination, Mr. Arntzen will be entitled to payment of three times his highest annual salary plus target annual incentive compensation in effect within 121 days prior to or at any time after the change of control, three years of additional service and three years of continued coverage for the executive and his dependents under the Corporation’s health plan and for the executive under the Corporation’s life insurance plan. If and to the extent that payments, benefits and other amounts received by Mr. Arntzen as a result of a change of control constitute “excess parachute payments” under Section 280G of the Code, the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event, the amounts to be paid to Mr. Arntzen under the terms of the agreement will be reduced or “cutback” such that no excise tax will apply.

The Corporation also is party to a Change of Control Protection Agreement, dated as of January 1, 2006, with each of Messrs. Itkin, Johnston and Berglund each providing that if a change of control (as defined in the Agreement) occurs and the executive’s employment with the Corporation is terminated by the Corporation without Cause (as defined in the Agreement) or by the executive for Good Reason (as defined in the Agreement) at any time within two years after the Change of Control or if a Change of Control takes place within 90 days after an executive is terminated in an Anticipatory Termination (as defined in the Agreement), the executive will receive the following payments and benefits from the Corporation: (i) incurred but unreimbursed business expenses,  accrued but unpaid base salary, bonus, vacation pay or other compensation,  and other amounts or vested benefits due under the applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) 2 times the sum (the “Compensation Sum”) of (x) the executive’s annual base salary rate in effect immediately prior to his termination plus (y) the executive’s highest target annual incentive compensation in effect within 180 days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then the executive’s target incentive compensation will be deemed to be 50% of the executive’s annual base salary rate in effect immediately prior to his termination; (iii) an amount equal to 24 months of additional employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement of the Corporation applicable to the executive; (iii) a pro rata target bonus for the year in which executive is terminated based on the portion of the year the executive was employed, provided that, if no target annual incentive compensation is in effect during such period, then the executive’s target incentive compensation will be deemed to be 50% of the executive’s annual base salary rate in effect immediately prior to his termination; and (iv) continued health care benefits for up to 18 months. If and to the extent that payments, benefits and other amounts received by the executive as a result of the change of control constitute “excess parachute payments” under Section 280G of the Code subject to excise tax, the amounts to be paid will be reduced or “cutback” such that no excess tax will apply.

Each executive agrees during the term of his employment with the Corporation and thereafter to (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation and (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive’s employment. During the executive’s employment and, if he is receiving payments under the agreement, for the one year period following the termination of the executive’s employment with the Corporation, the executive will not compete with any business conducted by the Corporation, will not solicit any employee of the Corporation to leave the employ of the Corporation and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity. The term of each Agreement expires on December 31, 2008, unless extended by the parties.

On January 27, 2006, the Corporation adopted the Severance Protection Plan to offer protection for a possible loss of income to certain key employees including Messrs. Itkin, Johnston and Berglund, in the event their employment with the Corporation was terminated without Cause (as defined in the Severance Plan). The term of the Severance Plan began on January 1, 2006 and will continue until terminated on not less than one year’s notice to the executives then participating in the Severance Plan. The Severance Plan provides that if employment with the Corporation is terminated without Cause, the executive will receive the following payments and benefits: (i) incurred but unreimbursed business expenses,  accrued but unpaid base salary, bonus, vacation pay or other compensation,  and other amounts or vested benefits due under the then applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) an amount equal to the executive’s monthly base salary rate in effect prior to the termination for 24 months after the executive’s employment terminates; and (iii) continued health care coverage for up to 18 months.

Messrs. Itkin, Johnston and Berglund each agreed that during the term of his employment and thereafter he shall (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation, (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive’s employment and (iii) not disparage the Company or its employees, officers, directors, products or services. During the executive’s employment and for the one year period following the termination of the executive’s employment with the Corporation, the executive will not compete with any material business conducted by the Corporation on the date the executive is terminated and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity. During the executive’s employment and for the two year period following the termination of the executive’s employment, the executive will not solicit any employee of the Corporation to leave the employ of the Company. Each executive agrees that he will not resign from the Corporation for any reason for at least 180 days from the date the executive becomes eligible to participate in the Plan.

On March 14, 2006, subsidiaries of the Corporation with which Mr. Dienis has employment agreements entered into Change of Control Protection Supplements and Severance Protection Plan Supplements with Mr. Dienis which provide for rights and obligations of the parties similar to those described above except that with respect to the Change of Control Protection Supplements, Mr. Dienis would receive 1.5 times the Compensation Sum and an amount equal to 18 months of additional employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement applicable to him and with respect to the Severance Protection Plan Supplements, Mr. Dienis would receive an amount equal to his monthly base salary rate in effect prior to termination for 18 months after his employment terminates.

The following table discloses the amounts payable to the Named Executive Officers upon termination of his employment due to involuntary termination without cause, death, disability, normal retirement at age 65 or a change of control of the Corporation with involuntary termination or voluntary termination with good reason. The table excludes amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the Savings Plan and the Supplemental Executive Savings Plan. Under the change of control agreements, if an executive’s employment is terminated for “cause”, then the executive will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination and, therefore, there is no presentation of termination for “cause” in the table below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL(1)

Event	Morten Arntzen	Myles R. Itkin	Robert E. Johnston	Mats Berglund	George Dienis
Involuntary Termination Without Cause
Cash severance payment(2)	$1,500,000	$1,210,000	$1,150,000	$1,100,000	$560,025
Health Benefits(3)	$11,286	$11,286	$7,259	$11,286	$0
Accelerated stock options(4)	$686,660	$0	$0	$0	$0
Accelerated restricted stock(5)	$1,636,360	$401,757	$358,687	$258,248	$71,726
Total	$3,834,305	$1,623,043	$1,515,946	$1,369,534	$631,751
Death
Accelerated stock options(4)	$0	$0	$0	$0	$0
Accelerated restricted stock(5)	$932,610	$401,757	$358,687	$258,248	$71,726
Total	$932,610	$401,757	$358,687	$258,248	$71,726
Disability
Accelerated stock options(4)	$0	$0	$0	$0	$0
Accelerated restricted stock(5)	$932,610	$401,757	$358,687	$258,248	$71,726
Total	$932,610	$401,757	$358,687	$258,248	$71,726
Normal Retirement (Age 65)
Accelerated stock options(4)	$0	$0	$0	$0	$0
Accelerated restricted stock(5)	$932,610	$401,757	$358,687	$258,248	$71,726
Total	$932,610	$401,757	$358,687	$258,248	$71,726
Change of Control with Involuntary Termination or Voluntary with Good Reason
Cash severance payment(6)	$6,750,000	$2,420,000	$2,300,000	$2,200,000	$1,120,050
Health Benefits(7)	$31,536	$11,286	$7,259	$11,286	$0
Retirement Benefits(8)	$478,350	$244,200	$233,400	$158,400	$74,354
Accelerated stock options(9)	$1,044,942	$156,117	$136,471	$89,929	$24,976
Accelerated restricted stock(9)	$2,541,607	$499,268	$428,218	$427,655	$139,624
Cut Back(10)	($998,977)	N/A	N/A	($386,936)	N/A
Total	$9,847,459	$3,330,871	$3,105,348	$2,500,334	$1,359,004

Notes:

(1)          The values in this table reflect estimated payments associated with various termination scenarios; assumes a stock price of $56.30 (based on the closing price of Common Stock as of December 31, 2006 (the fiscal year end) except where otherwise noted) and includes all outstanding grants through the assumed termination date of December 31, 2006; actual value will vary based on changes in the Corporation’s stock price.

(2)          Cash severance equal to the executive’s annual salary times the executive’s severance multiple as follows:  2 times for Messrs. Arntzen, Itkin,  Johnston and  Berglund and 1.5 times for Mr. Dienis.

(3)          Continued healthcare coverage for up to 18 months.

(4)          Under the 2004 Stock Incentive Plan (the “2004 Plan”), all unvested options are forfeited upon an involuntary termination, death, disability or retirement except for initial hire awards granted in connection with Mr. Arntzen’s employment agreement. Under this agreement, the Corporation will accelerate the vesting of the next installment of his stock options if Mr. Arntzen is terminated involuntarily. The value represents the intrinsic value of the final tranche (33,333 options) of Mr. Arntzen’s 2004 hire stock option award that would vest in the event of an involuntary termination.

(5)          Under the 2004 Plan, only unvested restricted stock awarded in 2006 accelerates upon an involuntary termination or a termination due to death, disability or retirement. The value represents the closing price of a share of Common Stock on December 31, 2006 ($56.30) multiplied by the number of shares that vest. Notwithstanding the foregoing, Mr. Arntzen’s employment agreement provides that the Corporation will accelerate the vesting of the next installment of his restricted stock hire award (12,500 shares) if Mr. Arntzen is terminated involuntarily.

(6)          Cash severance for termination following change of control equal to the sum of the executive’s annual salary plus target annual bonus times the executive’s severance multiple as follows:  3 times for Mr. Arntzen, 2 times for Messrs. Itkin,  Johnston and  Berglund and 1.5 times for Mr. Dienis.

(7)          Continued healthcare coverage for termination following change of control for up to 18 months, except for Mr. Arntzen who receives three years of coverage.

(8)          Continued employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement equal to 36 months for Mr. Arntzen, 24 months for Messrs. Itkin,  Johnston and  Berglund and 18 months for Mr. Dienis.

(9)          Under the 2004 Plan, all unvested options and restricted stock vest upon a change of control. The stock option value represents the intrinsic value (based on a $56.30 stock price, the closing price of a share of Common Stock as of 2006 fiscal year end) of unvested stock options that would vest in the event of an change of control. The restricted stock value is equal to the number of shares that vest multiplied by $56.30.

(10)   The Corporation does not provide a gross up to cover excise taxes. In the event that excise taxes are due, the Corporation will reduce the payments to the executive (i.e., “cutback” the payments) such that no excise tax will apply unless is it more beneficial to the executive to pay his or her excise tax but not reduce the payments. Based on the Corporation’s estimates, only Messrs. Arntzen and Berglund would be subject to an excise tax payment. To avoid payment of an excise tax, the benefits of Messrs. Arntzen and Berglund would be cut back to the safe harbor limit.

DIRECTOR COMPENSATION

Non-employee directors of the Corporation receive a director’s fee of $30,000 per year, payable quarterly, and a fee of $1,500 for each meeting of the Board of Directors they attend. The Chairman of the Board of Directors, a non-executive position, receives an additional fee of $100,000 per year, payable quarterly. The Chairman of the Audit Committee receives an additional fee of $10,000 per year, payable quarterly. The Chairmen of the Corporate Governance and Nominating Committee and the Compensation Committee are each entitled to an additional annual fee of $7,500, payable quarterly, but each of them has waived his rights to such annual fee. Each member of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee receives a fee of $1,500 for each committee meeting he attends.

Under the 2004 Stock Incentive Plan (the “2004 Plan”), the Board has the discretion to grant various types of equity-based awards to non-employee directors. In 2006 the Board elected to grant a new non-employee director, Mr. Vettier, an option to purchase 7,500 shares under the 2004 Plan. The option was granted at the fair market value of the Common Stock on the date of grant and becomes exercisable in three equal annual installments commencing one year after the date of the option grant.

On June 26, 2006, the Board granted 1,000 restricted stock units to each continuing non-employee director of the Corporation under the 2004 Plan. Each restricted stock unit represents a contingent right to receive one share of Common Stock upon such non-employee director’s termination of service as a Board member. The restricted stock units vest on June 5, 2007. The restricted stock units have no voting rights, may not be transferred or otherwise disposed while holder is a director and pay dividends in the form of additional restricted stock units at the same time dividends are paid on the Common Stock in an amount equal to the result obtained by dividing (i) the product of (x) the amount of units owned by the holder on the record date for the dividend on the Common Stock times (y) the dividend per share on the Common Stock by (ii) the closing price of a share of Common Stock on the payment date for the dividend on the Common Stock, which restricted stock units vest immediately upon payment.

The following table shows the total compensation paid to the Corporation’s non-employee directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
G. Allen Andreas III	57,000	55,839	25,860	138,699
Alan R. Batkin	46,500	55,839	—	102,339
Thomas B. Coleman	54,000	55,839	—	109,839
Charles A. Fribourg	54,000	55,839	—	109,839
Stanley Komaroff	57,000	55,839	—	112,839
Solomon N. Merkin	49,500	55,839	—	105,339
Joel I. Picket	57,000	55,839	—	112,839
Ariel Recanati	49,500	55,839	—	105,339
Oudi Recanati	54,000	55,839	—	109,839
Thomas F. Robards	67,000	29,808	55,524	152,332
Jean-Paul Vettier	37,500	—	30,020	67,520
Michael J. Zimmerman	164,500	55,839	—	220,339

(1)          Consists of annual Board fees, Board Chairman and committee fees and meeting fees.

(2)          Stock awards and option awards represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 for the fair value of restricted stock units and stock options granted in 2006 as well as prior years in accordance with SFAS 123R. Fair value of stock awards is calculated as the closing price of the Corporation’s Common Stock on the date of grant. Fair value of option awards is calculated using the Black-Scholes method of option valuation. These amounts reflect the Corporation’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, executive officers and any persons holding more than 10 percent of the Corporation’s Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2006, except for a late filing by Mats Berglund, a Named Executive Officer, relating to the delivery of shares of Common Stock to the Corporation to pay withholding taxes upon the vesting of restricted stock and a late filing by Ariel Recanati relating to his contribution of shares of Common Stock to a charity. In both instances the failure to file a timely report was inadvertent.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as independent registered public accounting firm for the Corporation and its subsidiaries for the year 2007 subject to the ratification of the stockholders at the Annual Meeting. If the appointment is not ratified by the stockholders, the selection of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee.

Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as the independent registered public accounting firm of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

Audit Fees.   Audit fees incurred by the Corporation to Ernst & Young LLP in 2006 and 2005 for professional services rendered for the audit of the Corporation’s annual financial statements for the years ended December 31, 2006 and 2005, the review of the financial statements included in the Corporation’s Forms 10-Q, Sarbanes-Oxley Section 404 attestation procedures, statutory financial audits for subsidiaries of the Corporation as well as those services that only the independent registered public accounting firm reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $1,257,500 and $1,050,000, respectively.

Audit-Related Fees.   Audit-related fees incurred by the Corporation to Ernst & Young LLP in 2006 and 2005 for accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”, assistance with preparation of the registration statement and carve-out financial statements relating to the public offering by a subsidiary of the Corporation, and assistance with internal control reporting requirements, were $123,500 and $325,525, respectively.

Tax Fees.   Total fees incurred by the Corporation to Ernst & Young LLP in 2006 for the preparation of foreign tax returns and tax planning were $29,400 in 2006. There were no tax fees incurred by the Corporation to Ernst & Young LLP in 2005.

All Other Fees.   During 2006 and 2005, no services were performed by, or fees incurred to, Ernst & Young LLP other than as described above.

The Audit Committee considered whether the provision of services described above under “Tax Fees” is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In each case, the Audit Committee sets a specific annual limit on the amount of such services the Corporation could obtain from its independent registered public accounting firm without seeking specific approval, and requires management to report each specific engagement to the Audit Committee on a quarterly basis.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2007.

AUDIT COMMITTEE REPORT

Management has primary responsibility for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting and for preparation of the consolidated financial statements of the Corporation. The Corporation’s independent registered public accounting firm is responsible for performing independent audits of the Corporation’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and the effectiveness of the Corporation’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Board has adopted a written Audit Committee Charter which is posted on the Corporation’s website at www.osg.com.

In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the Corporation’s independent registered public accounting firm concerning the quality of the accounting principles, the reasonableness of significant judgments and the adequacy of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Corporation’s independent registered public accounting firm. The Audit Committee further discussed with the Corporation’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and PCAOB Accounting Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”. The Audit Committee met seven times during 2006. The members of the Audit Committee are considered to be independent because they satisfy the independent requirements for Board of Directors members prescribed by the NYSE listing standards and Rule 10A-3 under the 1934 Act.

The Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the registered public accounting firm’s independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Corporation’s internal control over financial reporting and the Corporation’s independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Corporation’s internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and the Corporation’s independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Corporation’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee has also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2007.

Audit Committee:
Thomas F. Robards, Chairman
G. Allen Andreas, III
Joel I. Picket
Ariel Recanati

In accordance with the rules of the SEC, the Audit Committee report does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

PROPOSALS FOR 2008 MEETING

Any proposals of stockholders that are intended to be presented at the Corporation’s 2008 Annual Meeting of Stockholders must be received at the Corporation’s principal executive offices no later than December 31, 2007, and must comply with all other applicable legal requirements, in order to be included in the Corporation’s proxy statement and form of proxy for that meeting.

Stockholders who wish to propose a matter for action at the Corporation’s 2008 Annual Meeting, including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement, must notify the Corporation in writing of the information required by the provisions of the Corporation’s amended and restated by-laws dealing with stockholder proposals. The notice must be delivered to the Corporation’s Corporate Secretary between March 6, 2008 and April 7, 2008. Stockholders can obtain a copy of the Corporation’s amended and restated by-laws by writing the Corporate Secretary at the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017.

GENERAL INFORMATION

The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors and for the ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2007. Under Delaware law and the Corporation’s Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2007 requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote present or represented at the Annual Meeting. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

On April 24, 2007, Archer-Daniels-Midland Company sold all of its 5,093,391 shares of Common Stock to the Corporation and agreed to vote all of these shares at the Annual Meeting on any matter, including election of directors and ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public account firm for 2007, on a pro rata basis proportionate to all other votes actually cast with respect to such matter.

If you are a participant in the Savings Plan of the Corporation (the “Savings Plan”) and hold Common Stock in the Savings Plan, shares of Common Stock which are held for you under the Savings Plan, as applicable, may be voted through the proxy card accompanying this mailing. The Savings Plan is administered by Vanguard Fiduciary Trust Company, as Trustee. The Trustee, as the stockholder of record of the Common Stock held in the Savings Plan, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of

Common Stock held under the Savings Plan are not returned duly signed and dated, the Trustee will vote the shares in the same proportion as it votes shares as to which directions have been received.

The cost of soliciting proxies for the meeting will be borne by the Corporation. Innisfree M&A Incorporated has been retained by the Corporation to assist with the solicitation of votes for a fee of $7,500 plus reimbursement of expenses to be paid by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for doing so.

The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,
JAMES I. EDELSON
General Counsel and Secretary

New York, N.Y.
April 30, 2007

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 5, 2007

The undersigned hereby appoints MORTEN ARNTZEN and SOLOMON N. MERKIN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 5, 2007 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE  ☐

Please mark your votes as indicated in this example  ☒

FOR all Nominees (except as withheld in the space provided below)  ☐

WITHHOLD AUTHORITY to vote for all Nominees  ☐

(1) Election of Directors:

Nominees:

01 Morten Arntzen,

02 Oudi Recanati,

03 G. Allen Andreas III,

04 Alan R. Batkin,

05 Thomas B. Coleman,

06 Charles A. Fribourg,

07 Stanley Komaroff,

08 Solomon N. Merkin,

09 Joel I. Picket,

10 Ariel Recanati,

11 Thomas F. Robards,

12 Jean-Paul Vettier and

13 Michael J. Zimmerman.

(To withhold authority to vote for any individual Nominee, print that Nominee’s name on the following line:)

(2) Ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the year 2007:

FOR AGAINST ABSTAIN

☐           ☐           ☐

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Dated: , 2007

Signature

Signature if held jointly

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

FOLD AND DETACH HERE

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 5, 2007

The undersigned hereby appoints MORTEN ARNTZEN and SOLOMON N. MERKIN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 5, 2007 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the OSG SHIP MANAGEMENT, INC. SAVINGS PLAN (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5PM EST on May 29, 2007, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE  ☐

Please mark your votes as indicated in this example  ☒

FOR all Nominees (except as withheld in the space provided below)  ☐

WITHHOLD AUTHORITY to vote for all Nominees  ☐

(1) Election of Directors:

Nominees:

01 Morten Arntzen,

02 Oudi Recanati,

03 G. Allen Andreas III,

04 Alan R. Batkin,

05 Thomas B. Coleman,

06 Charles A. Fribourg,

07 Stanley Komaroff,

08 Solomon N. Merkin,

09 Joel I. Picket,

10 Ariel Recanati,

11 Thomas F. Robards,

12 Jean-Paul Vettier and

13 Michael J. Zimmerman.

(To withhold authority to vote for any individual Nominee, print that Nominee’s name on the following line:)

(2) Ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the year 2007:

FOR AGAINST ABSTAIN

☐           ☐           ☐

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Dated: , 2007

Signature

Signature if held jointly

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

FOLD AND DETACH HERE